Exhibit 10.1

RELEASE OF ALL CLAIMS AND COVENANT NOT TO SUE AGREEMENT

1.    PARTIES. The parties to this Release of All Claims and Covenant Not to Sue Agreement (the “Release”) are Daniel J. Devine (“Executive”) and Bridgepoint Education, Inc., a Delaware corporation, (the “Company”).
2.    RECITALS. This Release is made with reference to the following facts:
Executive and Company are parties to an Employment Agreement dated March 9, 2009 (the “Employment Agreement”). The Employment Agreement provides that Executive must execute a general release and covenant not to sue within not later than forty-five (45) days after Executive's Termination Date (as defined in the Employment Agreement) in order for Executive to receive the severance payments and benefits described in Section 7(b) of the Employment Agreement. This Release is the general release and covenant not to sue required by Section 7(e) of the Employment Agreement. The severance payments and benefits described in Section 7(b) of the Employment Agreement serve as the consideration for this Release while the additional consideration described in Section 5, below, serve as the consideration for the Supplemental Release Agreement attached hereto as Attachment A. For the avoidance of doubt, the severance payments and benefits described in Section 7(b) of the Employment Agreement and the additional consideration described in Section 5 shall not begin/be provided prior to the Termination Date (as defined in Section 3, below).
3.    TERMINATION DATE; TRANSITION PERIOD. The Company and Executive agree that it is in both the Company’s and Executive’s best interests for Executive to resign his position as the Company’s Executive Vice President and Chief Financial Officer, without any further action on Executive’s part, effective as of October 1, 2015. After October 1, 2015 and through December 31, 2015 (the “Termination Date”), Executive shall remain an “at-will” employee of the Company in the position of Special Assistant to the Company’s Chief Executive Officer and agrees to fully and diligently perform the duties assigned to him by the Chief Executive Officer. Such duties may differ from the duties currently assigned to Executive, and shall include cooperation and assistance in the transition of Executive’s responsibilities to others, including the Company’s new Chief Financial Officer. Except as otherwise provided in this Release or as set forth in an applicable employee benefit plan or equity award agreement, all of Executive’s privileges as an employee of the Company will end as of the Termination Date.
4.    EXECUTIVE'S PROMISES. In consideration for the promises and payments described in Section 7(b) of the Employment Agreement, including without limitation the payment of Executive’s 2015 Bonus in the gross amount of $260,000, less lawfully required withholdings, to be paid over twelve (12) months following Executive’s Termination Date, along with the Additional Consideration described in Section 5 below, Executive agrees as follows:
4.1    Executive hereby covenants not to sue and also waives, releases and forever discharges Company, its parent company, divisions, subsidiaries, officers, directors, agents, employees, stockholders, affiliates and successors from any and all claims, causes of action, damages or costs of any type Executive may have against Company or its current and former parent company, divisions, subsidiaries, officers, directors, employees, agents, stockholders, successors or affiliates (the “Released Parties”) including, without limitation, those arising out of or relating to Executive's employment with Company and Executive's separation of employment with Company. This waiver and release includes, but is not limited to, claims, causes of action, damages or costs, including attorney’s fees, arising, without limitation, under or in relation to Company's employee handbook and personnel policies, or any oral or written representations or statements made by officers, directors, employees or agents of Company, or under any state or federal law regulating wages, hours, compensation or employment, or any claim for breach of contract (including any contract claims arising out of or relating in any way to the Employment Agreement) or breach of the implied covenant of good faith and fair dealing, or any claim for stock, stock options, warrants, or phantom stock or equity of any kind or any claim for wrongful termination, or any discrimination claim on the basis of race, sex, sexual orientation, gender, age, religion, marital status, national origin, physical or mental disability, medical condition, or any claim arising under the federal Age Discrimination in Employment Act (“ADEA”), the Equal Pay Act, the California Family Rights Act, the Pregnancy Discrimination Act, the Family Medical Leave Act, the California Labor Code, the California Wage Orders, Title VII of the Civil Rights Act, the Fair Employment and Housing Act, the California Labor Code Private Attorneys General Act of 2004, the California Wage Orders, and Business and Professions Code Section 17200, et seq., the Federal Work Adjustment and Retraining Notification Act (or any similar state or foreign law), the Employee Retirement Income Security Act of 1974, the Americans With Disabilities Act, the California Constitution, the Genetic Information Non-Discrimination Act, the National Labor Relations Act, the Lilly Ledbetter Fair Pay Act, the Fair Credit Reporting Act, the False Claims Act, the Sarbanes-Oxley Act, the California Business and Professions Code, and the Older Workers Benefit Protection Act (“OWBPA”), or any other state or federal statute or common law cause of action. Notwithstanding the foregoing, this Release does not release: (a) claims that cannot be released as a matter of law, (b) claims arising after the effective date of this release including those under the Employment Agreement, (c) claims to enforce any of Executive's rights to the severance payments and benefits described in Section 7(b) of the Employment Agreement, (d) claims for indemnification pursuant to Section 6 of the Employment Agreement, or (e) claims to enforce any of Executive's vested benefits under any employee benefit plan sponsored or provided by the Company.
4.2    The waiver and release set forth in paragraph 4.1 applies to claims of which Executive does not currently have knowledge and Executive specifically waives the benefit of the provisions of Section 1542 of the Civil Code of the State of California which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” Executive hereby expressly waives and relinquishes all rights and benefits under any law or legal principle of similar effect to Section 1542 in any jurisdiction with respect to the waiver and release set forth in paragraph 4.1. Executive acknowledges that he may later discover facts in addition to or different from those which Executive now knows, or believes to be true, with respect to any of the subject matters of this Release, but that it is nevertheless Executive’s intention to settle and release any and all claims described in paragraph 4.1.
4.3    Executive has not suffered nor aggravated any known on-the-job injuries for which Executive has not already filed a Workers' Compensation claim.
4.4    Executive represents and warrants that no claims have been filed by him or on his behalf against any Released Party prior to the effectiveness of this Release. Additionally, to the extent there is a claim filed (or subsequently filed in breach of paragraph 4.1), then any such claim will be “dismissed with prejudice” and Executive shall promptly pay all fees and costs associated with obtaining the dismissal, or in connection with the dismissal, including reasonable legal fees. Nothing in this Release shall: (a) prohibit Executive from making a future claim with or cooperating with the Equal Employment Opportunity Commission or any similar state or federal agency provided, however, that should Executive pursue such an administrative action against any of the Releasees, to the maximum extent allowed by law, Executive acknowledges and agrees that Executive will not seek, nor will Executive be entitled to recover, any monetary damages from any such proceeding, or (b) prohibit Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, Congress and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.
4.5    Executive agrees that nothing in this Release shall be construed as an admission of liability of any kind by Company to Executive.
5.    ADDITIONAL CONSIDERATION.
5.1    In exchange for Executive’s agreement to remain employed during the Transition Period and to utilize his best efforts to assist the Company as requested during the Transition Period, in addition to the severance payments and benefits described in Section 7(b) of the Employment Agreement (including the accelerated vesting applicable to time-based stock options described in Section 7(b)(iii)), effective as of the Termination Date and notwithstanding anything in any outstanding equity award agreement to the contrary:
With respect to Executive’s outstanding time-based stock option awards: (a) the exercise period shall be extended until the first to occur of: (i) December 31, 2016; or (ii) the original expiration date of the options (the “Extended Option Exercise Period”); and (b) any unvested options shall fully vest if a Change of Control (as defined in the Employment Agreement) is consummated during the Extended Option Exercise Period.
With respect to Executive’s outstanding time-based restricted stock unit awards: (a) Executive will become incrementally vested on an accelerated basis as if Executive’s Termination Date occurred on December 31, 2016; and (b) any unvested restricted stock units shall fully vest if a Change of Control (as defined in the Employment Agreement) is consummated prior to December 31, 2016.
With respect to Executive’s outstanding performance stock unit awards, any unvested performance stock units will continue to vest through December 31, 2016 if, and only if: (a) a Change of Control (as defined in the Employment Agreement) is consummated prior to December 31, 2016; and (b) the performance goals set forth in the performance stock unit award agreements are achieved.
In all other respects, the equity awards previously granted to Executive will continue to be subject to the terms and conditions of the Company stock plans under which they were granted and the award agreements evidencing such awards. For the avoidance of doubt, the additional consideration described in this Section 5 will only be provided to Executive if he executes (and does not revoke) this Release during the forty-five (45) day period following the Termination Date and executes (and does not revoke) the Supplemental Release on the Termination Date as described in Section 8, below.

5.2    Executive’s continued healthcare benefits to be provided by the Company pursuant to Section 7(b) of the Employment Agreement shall include ArmadaCare, at the same cost had Executive continued as an active employee of the Company after December 31, 2015.
5.3    The Company agrees that Executive may retain Company provided equipment, which includes iPad, iPhone and laptop.
6.    CONSULTATION, REVIEW, AND REVOCATION. In accordance with the ADEA, as amended by OWBPA, Executive is advised to consult with an attorney before signing this Release. Executive is given a period of twenty-one (21) days in which to consider whether to enter into this Release. Executive does not have to utilize the entire twenty-one (21) day period before signing this Release, and may waive this right. If Executive does enter into this Release, he may revoke the Release within seven (7) days after the execution of the Release. Any revocation must be in writing and must be received by the General Counsel of the Company no later than midnight of the seventh day after execution by Executive. In the event Executive revokes this Release, Executive understands that this Release will be null and void, and he will not be entitled to receive the severance payments and benefits described in Section 7(b) of the Employment Agreement nor will he be entitled to receive the additional consideration described in Section 5, above. If Executive does not revoke this Release, the Release will become effective, irrevocable, binding and enforceable on the eighth day after Executive signs the release. For the avoidance of doubt, nothing in this Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.
7.    LABOR CODE SECTION 206.5. Executive agrees that the Company has paid to Executive his salary and vacation accrued as of the Termination Date and that these payments represent all such monies due to Executive through the Termination Date. In light of the payment by the Company of all wages due, or to become due to Executive, California Labor Code Section 206.5 is not applicable to the parties hereto. That section provides in pertinent part as follows: “No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.”
8.    SUPPLEMENTAL RELEASE. In exchange for the Company’s agreement to continue his employment beyond October 1, 2015, and as a condition to receive the additional consideration described in Section 5, on the Termination Date, Executive shall sign and deliver to the General Counsel of the Company, the Supplemental Release Agreement attached hereto as Attachment A.

9.    MISCELLANEOUS.
9.1    This Release shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California.
9.2    This Release is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Release may be amended only by an agreement in a writing signed by the parties.
9.3    This Release is binding upon and shall inure to the benefit of the parties hereof, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, parent company, assigns, heirs, partners, successors in interest and stockholders, including any successor company of the Company.
9.4    Executive agrees that he has read this Release and has had the opportunity to ask questions, seek counsel and time to consider the terms of the Release. Executive acknowledges that he has entered into this Release freely and voluntarily and Executive has been represented in the preparation, negotiation, and execution of this Release by legal counsel of his own choice or that he has voluntarily declined to seek such counsel.
9.5    The parties agree that any dispute or controversy arising from or related to this Release shall be decided by final and binding arbitration as provided in Section 10 of the Employment Agreement.
9.6    The execution date of this Release is the date that Executive signs this Release.
9.7    If any provision of this Release or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Release and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.
9.8    In addition to the Section 409A provisions set forth in Section 11 of the Employment Agreement, if the twenty-one (21) day consideration period described in Section 5, plus the seven (7) day revocation period described in Section 5, spans two (2) calendar years, then any severance payments that constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code shall not begin until the second calendar year.
10.    RESTRICTIVE COVENANTS. Executive acknowledges and hereby affirms his obligations under Section 13 the Employment Agreement and hereby acknowledges that nothing in this Release or the Supplemental Release Agreement shall release Executive from his obligations pursuant to Section 13 of the Employment Agreement including, without limitation, obligations regarding confidential and proprietary information, the Company’s intellectual property rights, non-disparagement, and non-solicitation.
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By signing this Release before the twenty-one (21) day period described in Section 6 expires, Executive waives Executive’s right under the ADEA and the OWBPA to twenty-one (21) days to consider the terms of this Release. In any case, however, Executive retains the right to revoke this Release within seven (7) days, as described above in Section 6, above.

	DANIEL J. DEVINE ("Executive")		BRIDGEPOINT EDUCATION, INC. ("Company")
	/s/ Daniel J. Devine	By:	/s/ Diane L. Thompson
		Its:	Executive Vice President, Secretary and
General Counsel
Date:	October 20, 2015	Date:	October 20, 2015

ATTACHMENT A
SUPPLEMENTAL RELEASE OF ALL CLAIMS
On October 20, 2015, I signed a Release of All Claims and Covenant Not to Sue Agreement (the “Release”). As required by Section 8 of the Release, by signing this Supplemental Release of Claims, I hereby renew my release of all potential claims against the Released Parties (as defined in the Release) through the date of my execution of this Supplemental Release.

In accordance with the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act (“OWBPA”), I acknowledge that I have been advised to consult with an attorney before signing this Supplemental Release and have been given a period of twenty-one (21) days in which to consider whether to enter into this Supplemental Release. I understand that I do not have to utilize the entire twenty-one (21) day period before signing this Supplemental Release, and may waive this right. If I enter into this Supplemental Release, I understand that I may revoke the Supplemental Release within seven (7) days after I sign it. Any revocation must be in writing and must be received by the General Counsel of the Company no later than midnight of the seventh day after my execution. If I revoke this Supplemental Release, I understand that this Supplemental Release will be null and void, and that I will not be entitled to receive the additional consideration described in Section 5 of the Release. If I do not revoke this Supplemental Release, it will become effective, irrevocable, binding and enforceable on the eighth day after I execute it. For the avoidance of doubt, nothing in this Supplemental Release prevents or precludes me from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

I understand that my entitlement to the additional consideration described in Section 5 of the Release is conditioned upon me signing, not revoking, and abiding by the terms of the Release and this Supplemental Release.

If I choose to sign this Supplemental Release, I understand that I must sign and return it to the General Counsel of the Company on the Termination Date (as defined in the Release).

/s/ Daniel J. Devine	Date:	October 20, 2015
DANIEL J. DEVINE